American Home Mortgage Servicing
                     4600 Regent Boulevard, Suite 200

                            Irving, Texas 75063
                                                          Tel: (877) 304-3100


American Home Mortgage Servicing, Inc.'s Report on Assessment of Compliance with Servicing Criteria

The undersigned has caused an assessment to be made of the servicer's compliance with the servicing criteria set forth in Regulation AB.

American Home Mortgage Servicing, Inc (the "Asserting Party") is responsible for assessing compliance as of December 31, 2006 and for the period from January 1, 2006 to December 31, 2006 (the "Reporting Period") with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations (the "CFR"), except for those portions of criteria 229.1122(d)(3)(ii) - pertaining to amounts due to investors are allocated and remitted in accordance with distribution priority and other terms as set forth in the transaction agreements, which the Asserting Party has concluded are not applicable to the servicing activities it performs with respect to the assetbacked securities transactions covered by this report (the "Applicable Servicing Criteria"). The Asserting Party has engaged vendors to perform certain portions of criteria 1122(d)(4)(iv) and 1122(d)(4)(xi) for which it has elected to take responsibility. The Platform includes all residential mortgage loans serviced by the asserting party (the "Platform").

The Asserting Party has assessed its compliance with the Applicable Servicing Criteria as of December 31, 2006 and for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria with respect to the Platform taken as a whole.

Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report on the undersigned's assessment of compliance with the Applicable Servicing Criteria as of December 31, 2006, and for the Reporting Period as set forth in this assertion.


Date: March 1, 2007                   American Home Mortgage Servicing, Inc

                                          By: /s/ Michael Strauss
                                          ---------------------------
                                                Michael Strauss
                                                Chief Executive Officer

                                          By: /s/ Steve Hozie
                                          ---------------------------
                                                Steve Hozie
                                                Chief Financial Officer

                                          By: /s/ David Friedman
                                          ---------------------------
                                                David Friedman
                                                Executive Vice President



Licensed Or Authorized Mortgage Lender Throughout The Fifty States And The
                           District of Columhia

                  An American Home Mortgage Investment Corp. Company

                      New York Stock Exchange Listing Symbol - AHM